Exhibit 2.1

FORM OF

SECURITIES PURCHASE AGREEMENT

dated as of

July 17, 2009

between

PARTNERRE LTD.

(as buyer),

and

SELLER NAMED HEREIN

(as seller)

  relating to the purchase and sale

of

Common Shares

of

PARIS RE HOLDINGS LIMITED

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

i

ARTICLE 5
REGISTRATION OF SHARES

Section 5.01. Registration Rights	16

ARTICLE 6
COVENANTS OF SELLER

Section 6.01. Directors; Share Capital Repayment	16
Section 6.02. No Transfers	16

ARTICLE 7
COVENANTS OF PARENT AND PURCHASER

Section 7.01. Formation of Purchaser	16
Section 7.02. Obligations of Purchaser	17

ARTICLE 8
ADDITIONAL AGREEMENTS

Section 8.01. Reasonable Best Efforts; Further Assurances	17
Section 8.02. Certain Filings	17
Section 8.03. Documentation and Information	17
Section 8.04. Public Announcements	18
Section 8.05. Termination of Tender and Support Agreement	18

ARTICLE 9
CONDITIONS TO CLOSING

Section 9.01. Conditions to Obligations of Parent, Purchaser and Seller	18
Section 9.02. Conditions to Obligations of Parent and Purchaser	18
Section 9.03. Conditions to Obligation of Seller	19

ARTICLE 10
SURVIVAL

Section 10.01. Survival	20

ARTICLE 11
TERMINATION

Section 11.01. Grounds for Termination	20
Section 11.02. Effect of Termination	21

ii

ARTICLE 12
MISCELLANEOUS

EXHIBIT A	Registration Rights Agreement
EXHIBIT B	Form of Parent Note

iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of July 17, 2009 between:

(i)  PartnerRe Ltd., a Bermuda exempted company (“Parent”), on the one hand; and

(ii) each owner of Company Shares (as defined below) that has executed and delivered to Parent a signature page hereto that has been accepted and agreed to by Parent as provided herein (each, “Seller”), on the other hand (it being expressly understood that this Agreement shall not constitute an agreement between Seller and any other seller of Company Shares and that Seller shall solely be a party to this Agreement with Parent to the same extent as though Parent and Seller were the sole signatories to this Agreement).

W I T N E S S E T H:

WHEREAS, Parent intends to consummate, through a wholly-owned subsidiary organized either as a Swiss GmbH or a Swiss Aktiengesellschaft (“Purchaser”), a series of transactions in order to acquire PARIS RE Holdings Limited, a Swiss corporation (the “Company”);

WHEREAS, as the first step in acquiring the Company, Parent and certain shareholders of the Company (the “Majority Block Shareholders”) have entered into a Securities Purchase Agreement dated as of July 4, 2009 (the “Majority Block Purchase Agreement”), pursuant to which Parent shall cause Purchaser to purchase all of the Company Shares and Company Warrants (as defined below) owned by such Majority Block Shareholders;

WHEREAS, on the same date that Parent entered into the Majority Block Purchase Agreement, Parent entered into five separate unconditional Securities Purchase Agreements with certain shareholders of the Company, pursuant to which Parent purchased all or a portion of the Company Shares owned by such shareholders, totaling approximately 6% of the outstanding Company Shares in the aggregate;

WHEREAS, Parent also desires to cause Purchaser to purchase (the “Purchase”) all of the Company Shares owned by Seller as specified on its signature page hereto, and Seller, as the owner of such Company Shares, desires to sell such Company Shares to Purchaser, upon the terms and subject to the conditions of this Agreement;

WHEREAS, upon the consummation of the transactions contemplated by the Majority Block Purchase Agreement and this Agreement, Parent intends to cause Purchaser, pursuant to the terms and conditions of the Transaction Agreement dated as of July 4, 2009 (the “Transaction Agreement”) between Parent and the Company, to commence an exchange offer for all of the Company Shares and Company Warrants that Purchaser and its Affiliates (as defined below) do not own prior to the commencement of such exchange offer, and provided Purchaser and its Affiliates own at least 90% of the outstanding Company Shares following consummation of such exchange offer, to consummate the Merger (as defined below) immediately thereafter; and

WHEREAS, the parties hereto intend, to the extent permitted by Applicable Law, for the Merger, together with the other transactions contemplated in the Transaction Agreement, the Majority Block Purchase Agreement and herein, to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) none of the Company or any of its Subsidiaries shall be considered an Affiliate of Seller or any of its Affiliates (other than the Company and its Subsidiaries) and (ii) none of Seller or any of its Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries.

“AMF” means the Autorité des Marchés Financiers.

“Applicable Law” means, with respect to any Person, any supranational, foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, made mandatory or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, Paris or Zurich are authorized or required by Applicable Law to close.

“Charter Amendment” shall have the meaning given to such term in the Transaction Agreement, as such agreement is in effect as of the execution date thereof.

“CHF” means Swiss Francs, being the lawful currency of Switzerland.

“Closing Date” means the date of the Closing.

“Company Shares” means the common bearer shares, CHF 4.51 par value per share of the Company.

“Company Warrants” means any and all warrants to purchase Company Shares.

“FINMA” means the Swiss Financial Supervisory Market Authority.

“General Rules of the AMF” means the Règlement général de l'Autorité des marchés financiers and any instruction, regulation or recommendation enacted, adopted, promulgated or applied by the AMF.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental, regulatory or administrative (including social security) authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” shall have the meaning given to such term in the Transaction Agreement as such agreement is in effect as of the execution date thereof.

“Merger” shall have the meaning given to such term in the Transaction Agreement as such agreement is in effect as of the execution date thereof.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Offer” shall have the meaning given to such term in the Transaction Agreement as such agreement is in effect as of the execution date thereof.

“Parent Note” means a promissory note of Parent substantially in the form attached as Exhibit B hereto.

“Parent Shares” means Parent’s common shares, par value US$1.00 per share.

“Per Share Consideration” shall have the meaning given to such term in the Transaction Agreement as such agreement is in effect as of the execution date thereof (but without giving effect to any adjustment thereto pursuant to Section 2.07 thereto).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Share Capital Repayment” shall have the meaning given to such term in the Transaction Agreement as such agreement is in effect as of the execution date thereof.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Swiss Cartel Act” means the Swiss Federal Act on Cartels and Other Restraints of Competition and its implementing ordinances.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Closing	2.02
Company	Preamble
Company Board	6.01

Term	Section
e-mail	12.01
Majority Block Purchase Agreement	Preamble
Majority Block Purchase Closing	2.02
Majority Block Shareholders	Preamble
Parent	Preamble
Parent Shareholder Approvals	4.02
Purchase	Preamble
Purchaser	Preamble
Representatives	3.06
Seller	Preamble
Transaction Agreement	Preamble

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
PURCHASE AND SALE

Section 2.01. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Parent agrees to cause Purchaser to purchase from Seller, the number of the Company Shares as specified on Seller’s signature page hereto at the Closing. The purchase price for each Company Share is equal to (i) the Per Share Consideration plus (ii), solely to the extent the full amount of the Share Capital Repayment is not paid immediately prior to the Closing pursuant to Section 9.03(b) of the Transaction Agreement, a Parent Note with a principal amount denominated in CHF equal to the difference between (x) CHF 4.17 minus (y) any per share payment of the Share Capital Repayment made prior to Closing pursuant to Section 9.03(b)(ii) of the Transaction Agreement. The aggregate number of Parent Shares to be issued to Seller in respect of the Company Shares owned by Seller and the maximum aggregate principal amount of Parent Notes, if any, to be issued to Seller are set forth opposite the headings “Parent Shares To Be Issued” and “Maximum Aggregate Principal Amount of Notes”, respectively, on Seller’s signature page hereto. The Per Share Consideration and the principal amount of any Parent Notes shall be paid as provided in Section 2.02.

(b) To the extent that any adjustment is made to the Per Share Consideration pursuant to Section 2.06(d) of the Transaction Agreement, the amount listed opposite “Parent Shares To Be Issued” on Seller’s signature page hereto shall be adjusted accordingly to give effect to such adjustment.

Section 2.02. Closing. The closing of the purchase and sale of the Company Shares hereunder (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York contemporaneously with the closing of the transactions contemplated by the Majority Block Purchase Agreement (the “Majority Block Purchase Closing”), or at such other time or place as Parent and Seller may agree. Parent shall provide Seller with at least two Business Days’ prior written notice of the date on which the Majority Block Purchase Closing is scheduled to occur. At the Closing:

(a) Purchaser shall deliver to Seller certificates evidencing the aggregate number of Parent Shares set forth opposite “Parent Shares To Be Issued” on Seller’s signature page hereto, in definitive form and registered in the name of Seller;

(b) Seller shall cause its share account or accounts (compte titres) where Seller’s Company Shares are held to be debited by the number of Company Shares set forth opposite “Company Shares Owned” on Seller’s signature page hereto and credit the share account of Purchaser with such number of Company Shares; and

(c) Solely to the extent the Share Capital Repayment is not paid in full immediately prior to the Closing pursuant to Section 9.03(b) of the Transaction Agreement, Purchaser shall deliver to Seller a Parent Note having an aggregate principal amount denominated in CHF equal to (i) the difference between (x) CHF 4.17 and (y) any per share payment of the Share Capital Repayment made prior to Closing pursuant to Section 9.03(b)(ii) of the Transaction Agreement times (ii) the number of Company Shares set forth opposite “Company Shares Owned” on Seller’s signature page hereto, which maximum aggregate principal amount is set forth opposite “Maximum Aggregate Principal Amount of Notes” on Seller’s signature page hereto.

Section 2.03. No Fractional Shares. No fractional Parent Shares shall be issued in the Purchase. All fractional Parent Shares that a holder of Company Shares would otherwise be entitled to receive as a result of the Purchase shall be aggregated and if a fractional share results from such aggregation, the number of Parent Shares to be issued shall be rounded to the nearest whole Parent Share (with 0.50 being rounded upward).

Section 2.04. Adjustments. If, during the period between the date of this Agreement and the Closing,

(i) any change in the outstanding capital shares of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, but excluding any change that results from (A) any exercise of options or other equity awards to purchase Company Shares or Parent Shares, as applicable, granted under the Company’s or Parent’s share option or compensation plans or arrangements, and any issuance of options, other equity awards or shares pursuant to any such plans or arrangements subject to and in accordance with the terms of this Agreement, (B) any exercise or conversion of any Company Securities (as defined in the Transaction Agreement) (including Company Warrants) or Parent Securities (as defined in the Transaction Agreement) convertible into, or exchangeable for, Company Shares or Parent Shares, as applicable, that are outstanding as of the date hereof, (C) any bona fide issuance of Company Securities or Parent Securities subject to and in accordance with the terms of this Agreement in which Parent or the Company receives fair value for such shares (as determined in good faith by the board of directors of Parent or the Company, as applicable), (D) the issuance of Parent Shares in the Purchase, the Majority Block Purchase or

any similar transaction or (E) any other action effected with the prior written consent of Parent, in the case of the Company, or the Company, in the case of Parent, or

(ii) Parent or the Company shall declare, subject to and in accordance with the terms of this Agreement, a cash dividend with a record date during such period other than (A) quarterly cash dividends paid by Parent consistent with past practice and having customary record and payment dates and (B) the Share Capital Repayment, the Per Share Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.05. Withholding Rights. Notwithstanding any provision contained herein to the contrary, either of Purchaser or Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax law. If Purchaser or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which Purchaser or Parent, as the case may be, made such deduction and withholding.

Section 2.06. Legends. (a) Any certificate representing Parent Shares issued to Seller hereunder shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(b) Parent shall use best efforts to replace as soon as possible any certificates representing Parent Shares with, at Parent’s option, certificates or book entries not bearing the legend required by Section 2.06(a) if Parent receives such representations from the Seller as reasonably requested by Parent to enable it to provide an opinion of counsel (which may be in-house counsel), in reliance on such representations, that such legends are no longer required for purposes of applicable securities law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent as of the date Seller’s signature page hereto is accepted and agreed to by Parent and as of the Closing that:

Section 3.01. Existence and Power. Seller, if it is not an individual, is duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 3.02. Authorization. If Seller is not an individual, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller. If Seller is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby require no action by or in respect of, or filing with or notifications to, any Governmental Authority, other than compliance with any other applicable requirements of the 1933 Act or the 1934 Act, with only such exceptions that, individually or in the aggregate, would not reasonably be expected to adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) if Seller is not an individual, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other similar organizational documents of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any

Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Seller or any of its Affiliates is entitled under, any provision of any agreement or other instrument binding upon Seller or any of its Affiliates, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Seller or any of its Affiliates or (iv) result in the creation or imposition of any Lien on any asset of Seller or any of its Affiliates, with only such exceptions, in the case of each of clauses (ii) through (iv), that, individually or in the aggregate, would not reasonably be expected to adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 3.05. Ownership of Company Shares. Seller is the owner of the Company Shares set forth opposite “Company Shares Owned” on Seller’s signature page hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Company Shares), and will transfer and deliver to Purchaser at the Closing valid title to such Company Shares free and clear of any Lien and any such limitation or restriction.

Section 3.06. Eligibility to Participate in the Purchase. Seller (i) owned all or a portion of the Company Shares listed opposite “Company Shares Owned” on Seller’s signature page hereto prior to the initial public offering of the Company Shares or directly acquired all or a portion of such Company Shares in a private transaction from a Person that owned such Company Shares prior to such time and (ii) all of the Company Shares listed opposite “Company Shares Owned” on Seller’s signature page hereto were acquired by Seller prior to July 6, 2009.

Section 3.07. Investment Purpose; Inspections; No Other Representations. (a) The Parent Shares to be acquired by Seller pursuant to this Agreement are being acquired for Seller’s own account for investment and without a view to the public distribution of such Parent Shares or any interest therein. Seller acknowledges that the Parent Shares being acquired pursuant to this Agreement have not been registered under the 1933 Act or under the securities laws of any state or non-U.S. jurisdiction and may not be sold or transferred without compliance with applicable federal, state or non-U.S. securities laws, pursuant to registration or exemption therefrom.

(b) Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Shares and Seller is capable of bearing the economic risks of such investment.

(c) Seller has been given the opportunity to ask questions of and receive answers from Parent concerning Parent, the Parent Shares and other related matters. Seller further represents and warrants to Parent and Purchaser that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Parent Shares and that Parent has made available to Seller or its agents all documents and information relating to an investment in the Parent Shares requested by or on behalf of Seller. In evaluating the suitability of an investment in the Parent Shares, Seller has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of Parent. Without limiting the generality of the foregoing, Seller acknowledges that none of Parent, Purchaser or any of their respective Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or its Subsidiaries or the future business and operations of Parent or its Subsidiaries or (ii) any other information or documents made available to Seller or its counsel, accountants or advisors with respect to Parent or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or in the case of fraud or intentional misrepresentation.

(d) Except as otherwise indicated on Seller’s signature page hereto, Seller is an “Accredited Investor” as such term is defined in Regulation D under the 1933 Act.

(e) Seller acknowledges and agrees that Parent has furnished Seller prior to the execution and delivery by Seller of its signature page hereto with the information required by Rule 502(b)(2)(ii) under the 1933 Act and Seller has reviewed and understands such information.

(f) Except for the representations and warranties of Seller contained in this Agreement, Seller makes no other representation or warranty in connection with, arising out of or relating to the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement, express or implied, and Seller hereby disclaims, and Parent and Purchaser may not rely on, any such other representation or warranty, notwithstanding the delivery or disclosure to Parent, Purchaser or any of their respective Affiliates or any other Person of any documentation or other information by Seller or any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) or any other Person with respect to any of such matters, in each case except in the case of fraud or intentional misrepresentation.

Section 3.08. Finders’ Fees. There is no investment banker, broker, finder, attorney, tax advisor, actuarial advisor, accountant or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in any Parent SEC Document (as defined in the Transaction Agreement) filed after December 31, 2008 and before the date of this Agreement, Parent represents and warrants to Seller as of the date Seller’s signature page hereto is accepted and agreed to by Parent and as of the Closing that:

Section 4.01. Existence and Power. Parent is, and Purchaser will be, duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign stock corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its formation, Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement.

Section 4.02. Authorization. (a) The execution, delivery and performance by Parent of this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and the consummation by Parent of the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement are within the organizational powers of Parent and have been duly authorized by all necessary action on the part of Parent, except for the Parent Shareholder Approvals (as defined below). The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement will be, upon its execution and delivery hereof and thereof, within the organizational powers of Purchaser and will be duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Parent, and will upon its execution and delivery hereof by Purchaser pursuant to Section 7.01, constitute a valid and binding agreement of Purchaser, enforceable against Parent and Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The affirmative vote of a simple majority of the total votes cast in favor of (i) an increase in the number of directors constituting the board of directors of Parent, (ii) the issuance of the Parent Shares in connection with the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and (iii) any amendments to Parent’s Amended and Restated 2005 Employee Equity Plan to the extent required to give effect to the provisions of Sections 3.02(a) and 3.02(c) of the Transaction Agreement (collectively, the “Parent Shareholder Approvals”) are the only votes or approvals of the holders of any class or series of capital shares of Parent necessary to approve this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby, by the Majority Block Purchase Agreement and by the Transaction Agreement require no action by or in respect of, or filing with or notifications to, any Governmental Authority, other than (i) notifications required to be made to the Company or the AMF due to crossing certain ownership thresholds, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, including applicable European Commission antitrust laws and the Swiss Cartel Act, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the General Rules of the AMF and the Euronext Paris non-harmonized market rules, and any other federal, state or non-U.S. securities laws and (v) the approval (if any) of, or notifications (if any) to, the Delaware Insurance Commissioner, the California Insurance Commissioner, FINMA, the French Comité des entreprises d'assurance, the Canadian Office of the Superintendent of Financial Institutions, the Singapore Monetary Authority, the Bermuda Monetary Authority, the Commissioner of Insurance in Hong Kong, the Irish Financial Regulator, the Labuan Offshore Financial Service Authority (Malaysia), the New York Insurance Department and the Monaco regulatory authority, except, in each case, for any actions or filings the absence of which would not reasonably be expected to (A) impair the ability of Parent and Purchaser to timely consummate the transactions contemplated by this Agreement, the Majority Block Purchase Agreement or the Transaction Agreement or (B) be material to Parent and its Subsidiaries, taken as a whole.

Section 4.04. Noncontravention. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby, by the Majority Block Purchase Agreement and by the Transaction Agreement will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other similar organizational documents of Parent or Purchaser, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.05. Purchase for Investment; Inspections; No Other Representations. (a) Purchaser is purchasing the Company Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Shares and is capable of bearing the economic risks of such investment. Purchaser acknowledges that the Company Shares being acquired pursuant to this Agreement have not been registered under the 1933 Act or under the securities laws of any state or non-U.S. jurisdiction and may not be sold or transferred without compliance with applicable federal, state or non-U.S. securities laws, pursuant to registration or exemption therefrom.

(b) Parent has been given the opportunity to ask questions of and receive answers from Seller and the Company concerning Seller, the Company, the Company Shares and other related matters. Parent further represents and warrants to Seller it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Company

Shares and that Seller and the Company have made available to Parent or its agents all documents and information relating to an investment in the Company Shares requested by or on behalf of Parent. In evaluating the suitability of an investment in the Company Shares, Parent has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of Seller. Without limiting the generality of the foregoing, Parent acknowledges that none of Seller or any of its Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or its Subsidiaries or the future business and operations of the Company or its Subsidiaries or (ii) any other information or documents made available to Parent or its counsel, accountants or advisors with respect to the Company Shares, the Company or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or in the case of fraud or intentional misrepresentation.

(c) Except for the representations and warranties of Parent contained in this Agreement, Parent makes no other representation or warranty in connection with, arising out of or relating to the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement, express or implied, and Parent hereby disclaims, and Seller may not rely on, any such other representation or warranty, notwithstanding the delivery or disclosure to Seller or any of its Affiliates or any other Person of any documentation or other information by Parent or any of its Representatives or any other Person with respect to any of such matters, in each case except in the case of fraud or intentional misrepresentation.

Section 4.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Purchaser who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.07. Valid Issuance. The Parent Shares to be issued to Seller, when delivered against payment therefor as provided in this Agreement, will have been duly authorized, issued and delivered, fully paid and non-assessable and free and clear of any Lien, and will not be issued in violation of any preemptive rights or have any restriction on the right to vote, sell or otherwise dispose of such Parent Shares except as otherwise set forth in this Agreement.

ARTICLE 5
REGISTRATION OF SHARES

Section 5.01. Registration Rights. At the Closing, Parent shall grant Seller registration rights as set forth in Exhibit A hereto with respect to the Parent Shares Seller receives pursuant to this Agreement and any other Registrable Securities (as defined in Exhibit A) owned by Seller, and such Exhibit A is incorporated herein by reference.

ARTICLE 6
COVENANTS OF SELLER

Seller agrees that:

Section 6.01. Directors; Share Capital Repayment. Seller agrees to vote all Company Shares owned by Seller in favor of (i) the appointment of individuals designated by Parent to the board of directors of the Company (the “Company Board”), (ii) the Share Capital Repayment and (iii) the Charter Amendment, subject to and effective upon the Closing, at the applicable Company Shareholders Meeting (as defined in the Transaction Agreement) called for such purpose pursuant to Section 7.02 of the Transaction Agreement.

Section 6.02. No Transfers. Seller agrees that it shall not enter into an agreement with any Third Party (as defined in the Transaction Agreement) for the purchase and sale of the Company Shares that Seller has agreed to sell to Purchaser hereunder or otherwise sell or transfer any such Company Shares or any interest therein to a Third Party. Additionally, Seller shall not vote in favor of any proposal presented to the shareholders of the Company that, if approved, would be inconsistent with, or could otherwise be expected to impede, interfere with, prevent or materially delay, or dilute materially the benefits to Parent of, the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement.

ARTICLE 7
COVENANTS OF PARENT AND PURCHASER

Section 7.01. Formation of Purchaser. Prior to the Closing, Parent shall cause Purchaser to execute a joinder agreement to this Agreement and be bound hereunder.

Section 7.02. Obligations of Purchaser. Parent shall cause Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

ARTICLE 8
ADDITIONAL AGREEMENTS

Parent, Purchaser and Seller agree that:

Section 8.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement and the limitations and exceptions set forth in Section 9.01 of the Transaction Agreement, each of Seller, Parent and Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement.

Section 8.02. Certain Filings. Parent, Purchaser and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with or notification to, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Documentation and Information. Seller (i) consents to and authorizes the publication and disclosure by Parent of Seller’s identity and holding of Company Shares, the nature of Seller’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law in any press release, any Current Report on Form 8-K, the Offer Documents, the S- 4, the Proxy Statement (including all schedules and documents filed with the Securities and Exchange Commission) (each as defined in the Transaction Agreement) or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Transaction Agreement and the Majority Block Purchase Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Seller agrees to promptly notify Parent of any required corrections with respect to any information supplied by Seller specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 8.04. Public Announcements. Seller shall consult with Parent before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of Parent; provided, however, that if disclosure is required by Applicable Law, Seller shall, to the extent reasonably possible, provide Parent with prompt notice of such requirement prior to making any disclosure so that Parent may seek an appropriate protective order; provided further, that, in the case of any investment fund or similar investment vehicle, the foregoing shall not prohibit any disclosure by Seller to the limited partners of or investors in Seller to the extent consistent with, and limited to, the type of information customarily provided by Seller to limited partners or investors in the ordinary course of reporting on its performance and then only to the extent such limited partners or investors are subject to customary undertakings of confidentiality.

Section 8.05. Termination of Tender and Support Agreement. To the extent that Seller has previously executed and delivered a tender and support agreement to tender or cause to be tendered his, her or its Company Shares in connection with the Offer, upon Parent’s acceptance of and agreement to Seller’s signature page hereto such tender and support agreement shall automatically terminate and shall be of no further force and effect.

ARTICLE 9
CONDITIONS TO CLOSING

Section 9.01.  Conditions to Obligations of Parent, Purchaser and Seller.

The obligations of Parent, Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions: (i) the Majority Block Purchase Closing shall occur simultaneously with the Closing hereunder and (ii) the Parent Shares to be issued to Seller hereunder shall been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 9.02. Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing;

(b) the representations and warranties of Seller contained in Sections 3.01, 3.02, 3.05 and 3.06 of this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time); and

(c) the other representations and warranties of Seller contained in this Agreement or any writing delivered by Seller pursuant hereto (disregarding all materiality qualifications contained therein) shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (c), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 9.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Parent and Purchaser shall have performed in all material respects all of their obligations under this Agreement required to be performed by it at or prior to the Closing;

(b) (i) the representations and warranties of Parent contained in Sections 4.01, 4.02, 4.05 and 4.07 of this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time); and

(c) the other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant to this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Closing Date as if made at and as of such date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (c), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE 10
SURVIVAL

Section 10.01. Survival. None of the representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing (other than the representations and warranties contained in Section 3.05, which shall survive the Closing). None of the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing, except for this Section 10.01, Section 2.06, Section 8.03 and Article 12, which shall survive the Closing.

ARTICLE 11
TERMINATION

Section 11.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of Seller and Parent;

(b) by either Seller or Parent if the Majority Block Purchase Agreement or the Transaction Agreement has been terminated;

(c) by either Seller or Parent if there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement, the Majority Block Purchase Agreement or the Transaction Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated hereby or thereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, such action;

(d) by Parent if there shall have been a breach by Seller of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.02(a) and which breach has not been cured within
30 days following written notice thereof to Seller or, by its nature, cannot be cured within such time period; provided that, at the time of the delivery of such notice, Parent or Purchaser shall not be in material breach of its or their obligations under this Agreement, the Transaction Agreement or the Securities Purchase Agreement; or

(e) by Seller if there shall have been a breach by Parent or Purchaser of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Purchaser, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.03(a) and which breach has not been cured within 30 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period; provided that, at the time of the delivery of such notice, Seller shall not be in material breach of its obligations under this Agreement and no “Seller” under the Majority Block Purchase Agreement or the Company shall be in breach of its or their obligations under the Transaction Agreement or the Majority Block Purchase Agreement.

The party desiring to terminate this Agreement other than pursuant to Section 11.01(a) shall give notice of such termination to the other party(ies).

Section 11.02. Effect of Termination. In the event of termination of this Agreement by either Parent or Seller as provided in Section 11.01, this Agreement shall forthwith become void and of no effect, and there shall be no liability or obligation on the part of Parent, Purchaser, any Seller or their respective officers, directors, employees, agents, consultants or representatives under or arising from this Agreement, except with respect to this Section 11.02 (Effect of Termination) and Article 12 (Miscellaneous), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its (i) intentional failure to fulfill a condition to the performance of the obligations of the other party or (ii) intentional failure to perform a covenant hereof. For the avoidance of doubt, the inaccuracy of any representation or warranty herein in and of itself shall not give rise to any liability.

ARTICLE 12
MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Purchaser, to:

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 11
Bermuda
Attention: Amanda Sodergren
Facsimile No.: (441) 292-3060
E-mail: amanda.sodergren@partnerre.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Phillip R. Mills
Facsimile No.: (212) 450-3800
E-mail: phillip.mills@davispolk.com

if to Seller, to Seller and its counsel at their respective addresses, facsimile numbers or e-mail addresses set forth on the applicable signature page hereof, and or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 12.02. Amendments and Waivers. (a) As between Parent and Purchaser, on the one hand, and Seller, on the other hand, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and Seller, to this Agreement, or, in the case of a waiver, by each party, against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.03. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense (and in no event shall costs or expenses of Seller be paid or reimbursed by the Company); provided that Seller shall bear any securities transfer or stamp tax duty, if any, payable in connection with the transactions contemplated under this Agreement with respect to Seller.

Section 12.04. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time, and, after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party.

Section 12.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 12.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by Applicable Law.

Section 12.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08. Counterparts; Effectiveness. This Agreement shall become effective when Seller signs the signature page hereto and Parent accepts and agrees to such signature page. Until and unless Parent accepts and agrees to Seller’s signed signature page hereto by returning a signed copy thereof to Seller, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Purchaser will be deemed a party to this Agreement and will be bound hereunder when it executes a joinder agreement to this Agreement.

Section 12.09. Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York, in addition to any other remedy to which they are entitled at law or in equity.

SELLER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT
DATED AS OF JULY 17, 2009 (the “Agreement”)

By executing this signature page, the undersigned acknowledges having read and understood the Agreement and agrees to be bound by the Agreement upon the acceptance and agreement hereof by PartnerRe Ltd.

Name of Seller:

Date Seller first became a shareholder
of PARIS RE Holdings Limited:
Company Owned Shares[1]:
Parent Shares To Be Issued[2]:
Maximum Aggregate Principal
Amount of Notes (in CHF):
Accredited investor :	☐ Yes ☐ No

Address for notice:		with a copy to:

	Address:	Address:

	Attention:	Attention:
	Facsimile No:	Facsimile No:
	Email:	Email:

[SELLER]

By:

By:
Name:
Title:

Accepted and agreed to by
PARNTERRE LTD.

By:

By:
Name:
Title:
Date:

1 Include only Company Shares acquired prior to July 6, 2009.

2 The numbers set forth on this table do not give effect to any adjustment to the Per Share Consideration or the Per Warrant Consideration pursuant to the Transaction Agreement.

EXHIBIT A

REGISTRATION RIGHTS

ARTICLE 1
DEFINITIONS

“affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Block Purchase” means the purchase by the Purchaser of all of the Company Shares and Company Warrants owned by the Majority Block Shareholders under the Majority Block Purchase Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by applicable law to close.

“Closing” shall have the meaning set forth in the Securities Purchase Agreement.

“Commission” means the Securities and Exchange Commission.

“Company” shall have the meaning set forth in the Securities Purchase Agreement.

“Company Shares” means the common bearer shares, CHF 4.51 par value per share of the Company.

“e-mail” shall have the meaning set forth in Section 3.01.

“Losses” shall have the meaning set forth in Section 2.05(a).

“Majority Block Shareholders” shall have the meaning set forth in the Securities Purchase Agreement.

“Majority Block Purchase Agreement” shall have the meaning set forth in the Securities Purchase Agreement.

“Merger” shall have the meaning given to such term in the Transaction Agreement.

“Offer” shall have the meaning given to such term in the Transaction Agreement.

“Parent” shall have the meaning set forth in the Securities Purchase Agreement.

“Parent Common Shares” means the common bearer shares, $1.00 par value per shares, of Parent.

“Parent Indemnified Person” shall have the meaning set forth in Section 2.05(b).

“Person” or “person” means an individual, corporation, association, partnership (as such term is used in Section 13(d)(3) of the Exchange Act), limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group (within the meaning of Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“Purchase” shall have the meaning set forth in the Securities Purchase Agreement.

“Purchaser” shall have the meaning given to such term in the Securities Purchase Agreement.

“Prospectus” means the prospectus included in any Shelf Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Shelf Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Securities” means the Parent Common Shares owned by Seller and any securities owned by Seller which may be issued or distributed in respect thereof by way of stock dividend or stock split or other distribution, recapitalization or reclassification. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earlier of (i) the date such securities have been sold or otherwise transferred by the holders thereof pursuant to an effective Shelf Registration Statement, (ii) the date such securities are no longer outstanding or (iii) the date such securities have become freely tradeable pursuant to Rule 144, which is expected to be six (6) months after the Closing (the “Shelf Registration Period Expiration”).

“Registration Date” shall have the meaning set forth in Section 2.01(a).

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of July 17, 2009 between Parent and Seller to which this Exhibit A is attached.

“Seller” shall have the meaning set forth in the Securities Purchase Agreement.

“Seller Indemnified Person” shall have the meaning set forth in Section 2.05(a).

“Shelf Registration Period” shall have the meaning set forth in Section 2.01(a).

“Shelf Resale” shall have the meaning set forth in Section 2.01(b).

“Shelf Resale Notice” shall have the meaning set forth in Section 2.01(b).

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a).

“Transaction Agreement” means the transaction agreement dated as of July 4, 2009 between Parent and the Company to commence an Offer for all of the Company Shares and Company Warrants that Purchaser does not own prior to the commencement of such Offer, and provided Purchaser owns at least 90% of the outstanding Company Shares following consummation of such Offer, to consummate the Merger immediately thereafter.

ARTICLE 2
DEMAND REGISTRATION

Section 2.01. Shelf Registration. (a) No later than one Business Day after the date of the Closing (the “Registration Date”), Parent will have an effective shelf registration statement in place that shall permit resales by Seller of Registrable Securities as set forth in this Exhibit A and include a Prospectus that shall contain the name and address of Seller and all of the Registrable Securities owned by Seller. The term “Shelf Registration Statement” as used herein means an existing shelf registration statement and any post-effective amendment thereto or a new shelf registration statement. Parent shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective (including by filing any necessary post-effective amendments to such Shelf Registration Statement or a new Shelf Registration Statement) throughout the period from the Registration Date through and including the Shelf Registration Period Expiration (the “Shelf Registration Period”).

(b) Shelf Resales. If, at any time following the Registration Date, Seller desires to sell all or any portion of its Registrable Securities under the Shelf Registration Statement (any such sale, a “Shelf Resale”), Seller shall notify (such notice, the “Shelf Resale Notice”) Parent of such intent at least one business day prior to such proposed sale; provided that no Shelf Resale shall be permitted during any Suspension Period and no Shelf Resale Notice that would result in a Shelf Resale during any Suspension Period shall be permitted to be given. If, after sending the Shelf Resale Notice, Seller decides not to proceed with such Shelf Resale, Seller shall promptly withdraw such notice by giving written notice to Parent.

(c) Suspension of Shelf Registration Statement. Notwithstanding anything to the contrary contained in this Exhibit A, Parent shall be entitled to suspend the use of the Shelf Registration Statement or, if a Shelf Resale Notice has been given by Seller, postpone such Shelf Resale, by notice to Seller for one or more periods (each, a “Suspension Period”) not to exceed 30 days in the aggregate; provided that, if the Offer is not completed within 120 days after the Closing, Parent will have the right to suspend the use of the Shelf Registration Statement for 60 days in the aggregate. Seller shall keep confidential any communications received by it from Parent regarding the suspension of the use of the Shelf Registration Statement. If, after the expiration of the Suspension Period, Seller desires to proceed with a Shelf Resale, Seller shall send a new Shelf Resale Notice to Parent in accordance with Section 2.01(b).

Section 2.02. No Underwritten Offerings. A Shelf Resale shall only be effected as a non-underwritten “broker’s transaction” or non-underwritten block trade on the New York Stock Exchange.

Section 2.03. Registration Procedures. (a) Parent Obligations. Subject to the provisions of Section 2.01, when Parent is required to have an effective shelf registration statement in place that shall permit resales by Seller of Registrable Securities, Parent shall:

(i) prepare and file with the Commission such amendments, post-effective amendments and supplements to each Shelf Registration Statement and the Prospectus used in connection therewith as reasonably requested by Seller as necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Resale, and cause the related Prospectus to be supplemented by any prospectus supplement or issuer free writing prospectus as reasonably requested by Seller as necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Shelf Resale;

(ii) (A) notify in writing Seller, at any time when a Prospectus would be required to be delivered under the Securities Act relating to a sale of Registrable Securities, upon discovery that the Prospectus included in such Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) upon such discovery and at the request of Seller (but subject to Parent’s right to declare a Suspension Period), prepare and file a supplement or amendment to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference or an issuer free writing prospectus related thereto, and furnish to Seller an electronic copy of such Prospectus or document as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iii) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the reasonably earliest practical date (but subject to Parent’s right to declare a Suspension Period);

(iv) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the Commission and any applicable national securities exchange, and make available to its shareholders as soon as reasonably practicable, an earnings statement of Parent covering the period of at least 12 months, beginning with the first day of Parent’s first full quarter after the Registration Date, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(v) cooperate with Seller to facilitate the timely preparation and delivery of, at Parent’s option, certificates or book entries (which shall not bear any restrictive legends) representing Registrable Securities to be sold under any Shelf Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as Seller may request and keep available and make available to Parent’s transfer agent prior to the effectiveness of such Shelf Registration Statement a supply of such certificates;

(vi) deliver to Seller, without charge, an electronic copy of the Prospectus or Prospectuses (including each form of Prospectus and any issuer free writing prospectus related to any such Prospectuses) as Seller may reasonably request in connection with the distribution of the Registrable Securities; and Parent, subject to Section 2.03(b)(iii), hereby consents to the use of such Prospectus by Seller in connection with the offering and sale of the Registrable Securities covered by such Prospectus; and

(vii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Shelf Registration Statement from and after a date not later than the effective date of such Shelf Registration Statement.

(b)  Seller Obligations.  Seller agrees:

(i) on or prior to the Registration Date, Seller shall provide to Parent (A) a completed selling shareholder questionnaire (the form of which will be provided by Parent) containing such information from Seller that Parent may reasonably requests in order to proceed with a Shelf Resale including Seller and (B) an undertaking to update such questionnaire during the Shelf Registration Period promptly upon the occurrence of any change that results in such questionnaire containing an untrue statement or an omission to state a material fact;

(ii) to provide to Parent any information, documents and instruments from Seller that Parent reasonably requests in connection with the Prospectus or a related supplement;

(iii) upon receipt of any notice from Parent of the occurrence of any event of the kind described in Section 2.03(a)(ii)(A) or any notice of a Suspension Period, to forthwith (i) discontinue any Shelf Resale until (A) Seller’s receipt of an electronic copy of the supplemented or amended Prospectus contemplated by Section 2.03(a)(ii) or (B) such supplemented or amended Prospectus or any document incorporated or deemed to be incorporated therein by reference or an issuer free writing prospectus related thereto, has been filed with the Commission or notice that such Suspension Period has terminated, and (ii) if so directed by Parent, deliver to Parent, at Parent’s expense, all copies, other than permanent file copies, then in Seller’s possession of the Prospectus covering Registrable Securities at the time of receipt of such notice; and

(iv) that Seller shall not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of Parent.

Section 2.04. Registration Expenses. Parent shall pay all out of pocket expenses incurred by Parent in compliance of its obligations under this Exhibit A, including the registration and filing fees in connection with the filing of the Shelf Registration Statement, if any, and any related Prospectus and supplement thereto. Seller shall pay all out of pocket expenses incurred by Seller in connection with any Shelf Resale under this Exhibit A, including all (a) fees and expenses of counsel to Seller and (b) all brokerage fees and commissions in connection with the sale of Seller’s Registrable Securities.

Section 2.05. Indemnification. (a) By Parent. Parent agrees to indemnify and hold harmless, to the fullest extent permitted by law, (i) Seller and, as applicable, its affiliates, officers, directors, employees, representatives and agents (collectively, the “Seller Indemnified Persons”) and (ii) each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Seller Indemnified Person, in each case, from and against all losses, claims, actions, judgments, damages, liabilities, costs and expenses, including reasonable expenses of investigation and reasonable attorneys’ fees and expenses (collectively, “Losses”) caused by, arising out of, resulting from, based on or relating to (A) any untrue statement or alleged untrue statement of a material fact contained in any Shelf Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement thereto, or any documents incorporated therein by reference, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, except insofar as the same are caused by any information furnished in writing to Parent by any Seller Indemnified Persons expressly for inclusion therein.

(b) By the Seller. In connection with any Shelf Registration Statement in which Seller is participating, Seller will furnish to Parent in writing information regarding Seller’s ownership of Registrable Securities and its intended method of distribution thereof and, to the fullest extent permitted by law, shall indemnify (i) Parent and its affiliates, directors, officers, employees, representatives and agents (collectively, the “Parent Indemnified Persons”) and (ii) each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Parent Indemnified Person, in each case, from and against all Losses caused by, arising out of, resulting from, based on or relating to (A) any untrue statement or alleged untrue statement of material fact contained in any Shelf Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement thereto, or any documents incorporated therein by reference, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, only to the extent that the same are caused by any information furnished in writing by any Seller Indemnified Person expressly for inclusion therein. Notwithstanding the foregoing, Seller shall not be liable to Parent for amounts in excess of the amount received by Seller in the offering or sale giving rise to such liability.

(c) Notice. Any person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay). In either event the indemnified party shall be reimbursed by the indemnifying party for the reasonable fees and expenses incurred in connection with retaining separate legal counsel; provided that, the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for all the indemnified parties. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. No matter shall be settled by an indemnifying party without the consent of the indemnified party, which consent shall not be unreasonably withheld.

(e) Survival. The indemnification provided for under this Exhibit A shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(f) Contribution. If recovery is not available or insufficient to hold harmless an indemnified party in respect of any Losses under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective persons are entitled, there shall be considered the persons’ relative fault, relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, Seller shall not be required to make a contribution in excess of the amount received by Seller in the offering or sale giving rise to such liability.

Section 2.06. Termination of Registration Rights. This Article II (other than Sections 2.04 and 2.05) will terminate on the date on which all Parent Common Shares owned by Seller subject to this Exhibit A cease to be Registrable Securities.

Section 2.07. No Transfer Of Registration Rights. None of the rights of Seller under this Exhibit A shall be assignable to any Person.

EXHIBIT B

Form of Parent Note

PROMISSORY NOTE

CHF [___________]	___________, 20__

FOR VALUE RECEIVED, the undersigned, PartnerRe Ltd., a Bermuda exempted company (“Maker”), by this promissory note (this “Note”) promises to pay to the order of ____________ (“Lender”), at [address], the principal sum of CHF [_________], on the Maturity Date (as defined below), and to pay interest on the unpaid principal amount hereof from and including the date hereof to but not including the date of payment in full of such principal amount at the rate of 3.00% per annum (calculated on the basis of actual days elapsed in a year consisting of 365 or 366 days, as applicable). Capitalized terms used herein without definition have the meanings given to them in the Transaction Agreement dated as of July 4, 2009 (as amended, modified or supplemented from time to time, the “Transaction Agreement”) between Maker and PARIS RE Limited, a Swiss corporation.

The principal and interest hereof shall be due and payable in full on the “Maturity Date,” which shall be the earliest of (i) the consummation of the Offer and (ii) the termination of the Transaction Agreement, or if such date is not a Business Day, on the first Business Day thereafter. As used herein, “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, Paris or Zurich are authorized or required by Applicable Law to close.

Maker may prepay the principal amount plus interest due in part or in full at any time, from time to time, without premium or penalty. All payments on this Note shall be made in Swiss Francs, being the legal currency of Switzerland, and shall be made without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed under the laws of the jurisdiction in which the Maker is organized, or restrictions or conditions of whatever nature.

Maker represents, warrants and covenants that the issuance and delivery of this Note have been duly authorized and this Note is the valid and legally binding obligation of Maker, enforceable in accordance with its terms.

All notices in respect of this Note shall be given in the same manner and to the same addresses as provided for notices under the Securities Purchase Agreement dated as of July 17, 2009 (the “Securities Purchase Agreement”), as such agreement is in effect between PartnerRe Ltd. and Lender.

This Note and all rights hereunder may not be transferred or assigned at any time in whole or in part, except to any Affiliate (as such term is defined in the Securities Purchase Agreement) of Lender.

In the event (i) the Maker shall fail to make payment when due of any principal of or interest on the Note; or (ii) the Maker shall become insolvent (however such insolvency may be evidenced) or proceedings are instituted by or against the Maker under the United States Bankruptcy Code or under any bankruptcy, reorganization or insolvency law or other law for the relief of debtors and, in the case of any such proceeding instituted other than by the Maker, Maker shall admit the material allegations thereof or such proceeding shall not have been dismissed or stayed within sixty (60) days after commencement thereof, such event shall constitute an event of default under this Note and this Note shall become immediately due and payable at the option of the Lender by written notice to Maker; provided that in the event of an event of default described in clause (ii) above, the principal amount of this Note, together with accrued interest thereon, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker.

If default is made in the payment of this Note, Maker agrees to pay to the holder all costs of collection, including but not limited to court costs and reasonable attorney’s fees. These remedies are not intended to be exclusive of any other right or remedy available hereunder or at law or in equity.

Maker hereby waives presentment and demand for payment, protest, notice of protest and non-payment, notice of dishonor or any other notice not expressly provided for herein, and agrees that Maker’s liability in respect of this Note shall not be affected by any extension in the time of payment hereof.

The Maker and each holder by acceptance of this Note agrees that this Note shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state. The Maker and each holder by acceptance of this Note agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Note shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of such persons hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Maker and each holder by acceptance of this Note agrees that process in any such suit, action or proceeding may be served on the Maker and any such holder anywhere in the world, whether within or without the jurisdiction of any such court. THE MAKER AND EACH HOLDER BY ACCEPTANCE OF THIS NOTE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE.

PARTNERRE LTD.

By:
Name:
Title: